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As filed with the Securities and Exchange Commission on March 2, 1999.
                                     Registration No. 333-______
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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                          -----------

                   PRINCETON VIDEO IMAGE, INC.
     (Exact Name of Registrant as Specified in its Charter)

          New Jersey                         22-3062052
(State or Other Jurisdiction of          (I.R.S. Employer
Incorporation or Organization)           Identification No.)

                          ------------

                        15 Princess Road
                    Lawrenceville, NJ 08648
           (Address, Including Zip Code, of Registrant's
                  Principal Executive Office)

                          ------------

                 Amended 1993 Stock Option Plan

                          ------------

                         Brown F Williams
                   Princeton Video Image, Inc.
                         15 Princess Road
                     Lawrenceville, NJ 08648
                          (609) 912-9400
            (Name and Address of Agent for Service)

                          Copies to:

                      Richard J. Pinto, Esq.
             Smith, Stratton, Wise, Heher & Brennan
                     600 College Road East
                      Princeton, NJ 08540
                        (609) 924-6000
                  CALCULATION OF REGISTRATION FEE
=================================================================
                             Proposed     Proposed
                             Maximum      Maximum
Title of        Amount       Offering     Aggregate    Amount of
Securities to   To Be        Price per    Offering   Registration
Be Registered   Registered   Share        Price           Fee
=================================================================
Common Stock,
no par value    2,160,000    $3.8595      $8,336,520   $2,317.55
=================================================================

* Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the NASDAQ National Market System on
February 24, 1999.

     This Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the Registrant's Amended 1993 Stock Option Plan.

                              PART I

     In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.


                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
          "Exchange Act");

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30 and December 31, 1998;

     (c) The Company's Proxy Statement and Notice of Meeting relative to the Annual Meeting of Shareholders held on December 10, 1998, as filed with the Commission;

     (d) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since June 30, 1998; and

     (e) The description of the Company's Common Stock, no par value ("Common Stock") which is contained in the Company's latest registration statement filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     The balance sheet as of June 30, 1998 and the statements of operations, changes in shareholders' (deficit)/equity and cash flows for each of the two years in the period ended June 30, 1998 and for the period July 23, 1990 (date of inception) to June 30, 1998, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The legality of the Common Stock being offered hereby has been passed upon by Smith, Stratton, Wise, Heher & Brennan,
Princeton, New Jersey.


ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act (the "Act") gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a corporate agent, including a director and/or officer, against expenses and liabilities incurred in connection with certain proceedings involving such corporate agent by reason of his or her being or having been a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful. In any such proceeding, the termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

     The Company currently carries liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law. The Company's current policy includes coverage for any claim made against the directors and officers based upon (i) the purchase, sale, or offer of any security of the Company, and (ii) any claim brought by a security holder of the Company. Such coverage includes claims which allege a violation of the Securities Act, and the Securities Exchange Act of 1934, as amended.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8.   EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

4.1  -    Amended 1993 Stock Option Plan, as amended
          (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998, filed on February 12, 1999).

5.1  -    Opinion of Smith, Stratton, Wise, Heher & Brennan.

23.1 - Consent of PricewaterhouseCoopers LLP, independent public accountants.

23.2 -    Consent of Smith, Stratton, Wise, Heher & Brennan
          (contained in Exhibit 5.1).

24.1 -    Power of Attorney (see "Power of Attorney" below).


ITEM 9.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i)  Include any prospectus required by Section
10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)     Include any additional or changed
material information on the plan of distribution.

          (2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                           SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lawrence, State of New Jersey, on this 25th day of February, 1999.


                              Princeton Video Image, Inc.


                              By: /s/ Brown F Williams
                                 ------------------------
                                  Brown F Williams,
                                  Chairman of the Board







                        POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brown F
Williams, Dennis P. Wilkinson and Lawrence L. Epstein, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

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     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                Title               Date
     ---------                -----               ----

/s/ Brown F Williams       Chairman of the Board  February 25,
-----------------------    (principal executive   1999
Brown F Williams           officer)



/s/ Dennis P. Wilkinson    President, Chief       February 16,
-----------------------    Executive Officer      1999
Dennis P. Wilkinson        and Director


/s/ Lawrence L. Epstein    Vice President,        February 25,
-----------------------    Finance, Chief         1999
Lawrence L. Epstein        Financial Officer
                           and Treasurer
                           (principal accounting
                           and financial officer

/s/ Lawrence Lucchino      Director               February 3,
-----------------------                           1999
Lawrence Lucchino


/s/ Jerome J. Pomerance    Director               February 12,
-----------------------                           1999
Jerome J. Pomerance


/s/ Enrique F. Senior      Director               February 25,
-----------------------                           1999
Enrique F. Senior


/s/ Eduardo Sitt           Director               February 25,
-----------------------                           1999
Eduardo Sitt


/s/ John B. Torkelsen      Director               February 3,
-----------------------                           1999
John B. Torkelsen


                           EXHIBIT INDEX



EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

4.1  -    Amended 1993 Stock Option Plan, as amended
          (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998, filed on February 12, 1999).

5.1  -    Opinion of Smith, Stratton, Wise, Heher & Brennan.

23.1 - Consent of PricewaterhouseCoopers LLP, independent public accountants.

23.2 -    Consent of Smith, Stratton, Wise, Heher & Brennan
          (contained in Exhibit 5.1).

24.1 -    Power of Attorney (see "Power of Attorney" above).
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